Exhibit 99.4

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the Registration Statement (the “Registration Statement”) of Nikola Corporation on Form S-4 and in the offer to exchange (the “Offer”) of J Purchaser Corp., a wholly-owned subsidiary of Nikola Corporation, which is part of the Registration Statement, of our written opinion, dated July 30, 2022 appearing as Annex B to the Offer, and to the description of such opinion and to the references thereto and to our name contained therein under the headings “Summary—Opinion of Romeo’s Financial Advisors”, “The Offer—Background of the Offer and the Merger”, “The Offer—Romeo’s Reasons for the Offer and the Merger, Recommendation of the Romeo Board of Directors”, “The Offer—Certain Unaudited Prospective Financial Information” and “The Offer—Opinion of Romeo’s Financial Advisors”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

New York, New York

August 26, 2022